As filed with the Securities and Exchange Commission on August 24, 2004

File No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Access Worldwide Communications, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	4950 Communication Avenue, Suite 300 Boca Raton, Florida 33431 Phone: (561) 226-5000	52-1309227
(State or Other Jurisdiction of Incorporation or Organization)	(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)	(I.R.S. Employer Identification Number)

Richard A. Lyew

Executive Vice President and Chief Financial Officer

Access Worldwide Communications, Inc.

4950 Communication Avenue, Suite 300

Boca Raton, Florida 33431

Phone: (561) 226-5000

(Name, Address, Including Zip Code, and Telephone Number,

Including Area Code, of Agent For Service)

Copies to:

Jonathan L. Awner, Esq.

Akerman Senterfitt

One Southeast Third Avenue, 28th Floor

Miami, FL 33131

Phone: (305) 374-5600

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.   ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.   ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

CALCULATION OF REGISTRATION FEE

TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED	AMOUNT TO BE REGISTERED (1)	PROPOSED MAXIMUM AGGREGATE OFFERING PRICE PER UNIT (2)	PROPOSED MAXIMUM AGGREGATE OFFERING PRICE (2)	AMOUNT OF REGISTRATION FEE
Common Stock, $0.01 par value	3,293,216	$0.95	$3,128,555.20	$396.39

(1)	This registration statement also covers an indeterminate number of shares of common stock that may be issued by reason of stock splits, stock dividends or similar transactions in accordance with Rule 416 of the Securities Act.
(2)	Estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457 of the Securities Act, based on the average high and low sale prices reported on the Over-the-Counter Bulletin Board on August 19, 2004.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated August 24, 2004

PROSPECTUS

ACCESS WORLDWIDE COMMUNICATIONS, INC.

3,293,216 Shares of Common Stock, $0.01 Par Value

The selling shareholders identified in the table beginning on page 7 of this prospectus are offering all of the shares. We will not receive any proceeds from the sale of the shares.

Our common stock trades on the Over-the-Counter Bulletin Board under the symbol “AWWC.” On August 20, 2004, the closing sale price of the common stock on the Over-the-Counter Bulletin Board was $0.95 per share.

Investing in our common stock involves risks that we describe in the “ Risk Factors” section beginning on page 2 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     .

You should rely only on the information contained or incorporated by reference in this prospectus. Neither we nor the selling shareholders have authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The selling shareholders are not making an offer to sell these securities in any jurisdiction where the offer or sale of these securities is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since these dates.

i

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect our current expectations, beliefs, future plans and strategies, anticipated events or trends concerning matters that are not historical facts. Such forward-looking statements include, among others:

•	Statements regarding proposed activities pursuant to agreements with clients;

•	Future plans relating to our business strategy; and

•	Trends, or proposals, or activities of clients or industries which we serve.

These statements involve known and unknown risks, uncertainties and other factors that may cause the actual results to differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, the following:

•	Risks associated with our Debt Agreement;

•	Competition from other third-party providers and those of our clients and prospects who may decide to do the work that we do in-house;

•	Industry consolidation which reduces the number of clients that we are able to serve;

•	Potential consumer saturation reducing the need for our services;

•	Certain needs for our growth;

•	Our dependence on the continuation of the trend toward outsourcing;

•	Dependence on the industries we serve;

•	The effect of changes in a drug’s life cycle;

•	Our ability and our clients’ ability to comply with state, federal and industry regulations;

•	Reliance on a limited number of major clients;

•	The effects of possible contract cancellations;

•	Reliance on technology;

•	Our ability to successfully operate at capacity our new communication center in Maine;

•	Reliance on key personnel and our labor force and recent changes in management;

•	The possible impact of terrorist activity or attacks, war and other international conflicts, and a downturn in the US economy;

•	The effects of an interruption of our business;

•	Risks as a result of our downsizing;

•	Risks associated with our stock trading on the OTC Bulletin Board; and

•	The volatility of our stock price.

ii

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. It is not complete and may not contain all of the information that you should consider before investing in the common stock. You should read this entire prospectus carefully, including the “Risk Factors” section and the financial statements and the notes to those statements.

Access Worldwide Communications, Inc. is an outsourced marketing services company that provides a variety of sales, education and communication programs to clients in the medical, pharmaceutical, telecommunications, financial services, insurance and consumer products industries. We provide services through the following two business segments:

•	Pharmaceutical Services Segment, which consists of our medical education business, AM Medica Communications Group, and our pharmaceutical communication center, TMS Professional Markets Group, that provide medical education, medical publishing, product detailing, physician and pharmacist profiling, patient education, disease management, pharmacy stocking, and clinical trial recruitment to the pharmaceutical and medical industries.

•	Business Services Segment (formerly Consumer and Business Services Segment or Consumer Segment), which consists of our multilingual communication business, TelAc Teleservices Group, that provides multilingual telemarketing services including inbound and outbound programs to clients in the telecommunications, financial services, insurance and consumer products industries.

We believe that our ability to provide specialized marketing programs, supported by technological systems, helps to differentiate us in the highly fragmented outsourced marketing services industry.

Access Worldwide Communications, Inc. was incorporated in Delaware in August 1983. Our principal executive offices are located at 4950 Communication Avenue, Boca Raton, Florida 33431, and our telephone number is (561) 226-5000.

The Offering

Common Stock Offered by the Selling Shareholders	3,293,216 shares, consisting of (1) 2,100,000 shares that may be issued upon the conversion of 5% Convertible Promissory Notes held by some of the selling shareholders, (2) 1,050,000 shares that may be issued upon the exercise of warrants held by some of the selling shareholders and (3) 143,216 shares that were issued to some of the selling shareholders as an employee bonus on May 17, 2004.

Use of Proceeds	We will not receive any proceeds from the sale of common stock by the selling shareholders listed in this prospectus.

Over-the-Counter Bulletin Board symbol	“AWWC”

RISK FACTORS

An investment in our common stock involves various risks, including those described in the risk factors below. You should carefully consider these risk factors, together with all of the other information included in this prospectus, before you decide to invest in our common stock. If any of the following risks, or other risks not presently known to us or that we currently believe not to be material, develop into actual events, then our business, financial condition, results of operations, or prospects could be materially adversely affected, the market price of our common stock could decline and you could lose all or part of your investment.

We may not be able to comply with the covenants contained in our Debt Agreement, which could negatively impact our liquidity and cash flow.

Our Debt Agreement, dated June 10, 2003, as amended on August 11, 2003 and November 13, 2003, contains various financial covenants that must be complied with on an ongoing basis. We cannot assure you that we will comply with these covenants in the future. Our failure to comply with these covenants could result in a default under the Debt Agreement, which could negatively impact our liquidity and cash flow.

We may not be able to compete with other outsourced marketing service companies, which could negatively affect our revenue.

The outsourced marketing services industry in which we operate is very competitive and highly fragmented. We compete with other outsourced marketing services companies, ranging in size from very small companies offering specialized applications or short-term projects to large independent companies. While many companies provide outsourced marketing services, we believe that there is no single company that dominates the entire industry. A significant number of our competitors and potential competitors have more extensive marketing capabilities, more extensive experience and greater financial resources than the Company. Consolidation among prospective clients also increases competition for buyers of our services. We cannot assure you that we will be able to compete successfully in our business segments and we cannot assure you that competitive pressures will not materially and adversely affect our revenue or profits.

Pharmaceutical Marketing and Medical Education Competitors

In the pharmaceutical marketing and medical education industries, we have many competitors including the in-house sales and marketing departments of current and potential clients, large advertising agencies and national consulting firms that offer healthcare consulting and medical communication services, including boutique firms specializing in the healthcare industry and the healthcare departments of large firms.

We face some of our most significant competition from other companies that provide outsourced promotional and educational services and from large advertising agencies, which may seek to expand their service offerings. In addition, the pharmaceutical companies’ in-house sales and marketing departments may provide similar services to those provided by us and competition could increase as a result of the expansion of the in-house marketing capabilities by our clients or in the pharmaceutical industry in general.

Some of our competitors are smaller, regionally focused companies that provide a limited number of promotional, marketing and educational services, usually focused on the pharmaceutical industry. Several of these competitors; however, offer services that are wider in scope than those we offer. There are also many large providers of symposia and educational conferences.

Communication Center Competitors

The teleservices industry is extremely fragmented with many companies offering communication center management, customer service, consulting, lead generation, fulfillment or database management services. We compete with large teleservices companies that have significantly greater financial resources and more centers, as well as smaller, independent companies that have a niche in the multicultural or pharmaceutical marketing industries.

In addition, some clients use more than one teleservices firm at a time and reallocate work among the various providers. This creates a project-by-project comparison of the performance of the various vendors in order to win new programs.

Our direct marketing services business is also subject to competition from more technologically sophisticated companies than Access Worldwide, and we anticipate that such competition will intensify in the future. There can be no assurance that competitors will not introduce products or services that would achieve greater market acceptance or would be technologically superior to our products or services.

Furthermore, we believe that the growth in the telephone marketing industry may attract new competitors to the industry. New companies may have greater resources than we do and could intensify the competition in the industry.

We also compete with companies that have overseas communication centers that offer multiple languages and lower cost of labor. Increasingly, companies have begun to utilize centers located in countries where the language in question is spoken to call consumers in the United States that speak that language. In addition, due to lower cost of labor, potential clients of ours are utilizing communication centers in countries such as Canada and India to reach U.S. consumers in English. These trends, if they continue, could materially, adversely affect our financial condition and results of operations.

As in the medical education arena, we must also compete against our clients to the extent they make the decision to perform their telemarketing in-house. Several of our clients, potential clients and competitors have significant internal marketing staff and communication centers that are superior to our resources.

In addition, the effectiveness of marketing by telephone and other direct methods could decrease as a result of consumer saturation and increased consumer resistance to such marketing methods. We cannot assure you that we will be able to anticipate and successfully respond in a timely manner to any such decrease.

We may not be able to grow our business if we do not properly leverage our existing infrastructure and resources.

Our business and future operations depend significantly on our ability to leverage our existing infrastructure and databases to perform services for new clients, as well as on our ability to develop and successfully implement new marketing methods or channels for new services for existing clients.

Continued growth will also depend on a number of other factors, including, but not limited to, our ability to:

•	Maintain the high quality of services we provide to clients;

•	Recruit, motivate and retain qualified personnel;

•	Train existing sales representatives or recruit new sales representatives to sell various categories of services; and

•	Open new service facilities in a timely and cost-effective manner.

In light of, among other things, our limited resources available to us, we cannot assure you that we will be able to execute our strategy effectively. Any growth that we would be able to attain would require the implementation of enhanced operational and financial systems and resources, as well as additional management of the resources needed, which we may not have available.

We may not be able to grow our business if the current trend toward outsourcing marketing services does not continue.

Our business and future operations depend largely on the industry trend toward outsourcing marketing services, particularly by pharmaceutical and telecommunications companies. We cannot assure you that this trend will continue, as companies may elect to perform these services internally. A significant change in the direction of this trend could result in a decreased demand for the services we offer and could negatively affect our revenue.

Any economic downturn impacting the industries we serve could adversely impact our business.

Our business and future operations are dependent to a great extent on the industries we serve, particularly the pharmaceutical and telecommunications industries. We also rely heavily on pharmaceutical and telecommunications companies increasing their marketing budgets. We cannot assure you that the pharmaceutical and telecommunications industries will grow or that they will continue to outsource marketing services. In addition, we cannot assure you that our business will benefit from any growth that these industries experience.

The pharmaceutical and telecommunications industries are heavily regulated by federal and state authorities. Existing regulation, or increased regulation in the future, could negatively impact the ability of the industries to operate or grow. Anything that inhibits the operations or growth of the pharmaceutical and telecommunications industries could have a material adverse effect on our business.

We may be affected by changes in a drug’s lifecycle.

A substantial portion of our contracts are with pharmaceutical companies for medical education, product stocking and detailing services. We may be negatively impacted if contracts are delayed or cancelled as a result of new drugs not receiving Food & Drug Administration approval or existing drugs being removed from the market due to health or safety issues. Though we have cancellation clauses in some of our contracts allowing us to recoup any expenditure that was made to support a program in the event of such non-approval or non-renewal, such cancellations could have a material adverse effect on our business.

We are subject to extensive regulations and compliance with these regulations can be costly, time consuming and subject the Company to fines for non-compliance.

Several industries in which our clients operate are subject to varying degrees of governmental regulation, particularly the pharmaceutical and telecommunications industries. Generally, compliance with these regulations is the responsibility of our clients. However, we are exposed to a variety of enforcement or private actions for our failure or the failure of our clients to comply with these regulations.

Pharmaceutical companies, in particular, and the healthcare industry, in general, are subject to significant federal and state regulations. We cannot assure you that additional federal or state legislation or rules regulating the pharmaceutical or healthcare industries will not be enacted. Any such new legislation or rules could limit the scope of our services or significantly increase the cost of regulatory compliance.

Our communication centers must comply with a variety of regulations as well. We believe our operating procedures comply with the telephone solicitation rules of the Federal Communications Commission and the Federal Trade Commission. However, we cannot assure you that additional federal or state legislation, or changes in regulatory implementation, would not limit our activities or our clients’ activities in the future or significantly increase the cost of regulatory compliance.

In addition, the majority of states require outbound telemarketers to comply with various registration and documentation requirements. Failure to comply with the registration requirements could result in fines and call prohibitions, which could have a material adverse effect on our revenue.

Our business could be severely impacted by the loss of any one of our largest clients.

Our largest clients, Pfizer, Inc., SBC Communications, Inc. and Sprint Corporation, together accounted for approximately 67.7% of our revenues for the year ended December 31, 2003. We cannot assure you that these clients will continue to do business with us, and the loss of business from any of these clients could have a material adverse effect on our revenues.

A majority of our contracts are cancelable with little or no notice to us.

The majority of our contracts are short-term and cancelable on 90 days notice or less, including, in the case of one principal client, cancellation with no advance notice. Although the contracts typically require payment of certain fees in the event the contract is terminated, the unexpected loss of any of our large contracts or the loss of multiple contracts could have a material adverse effect on our business.

We rely on technology and could be adversely affected if we are unable to maintain facilities with the needed equipment.

We have invested significant funds in specialized telecommunications and computer technologies and equipment to provide customized solutions to meet our clients’ needs. In addition, we have invested significantly in sophisticated proprietary databases and software that enable us to market our clients’ products to targeted markets. We anticipate that it will be necessary to continue to select, invest in and develop new and enhanced technology and proprietary databases on a timely basis in the future in order to maintain our competitiveness.

We have leased equipment and have expended substantial time and resources to train our personnel in the operation of our existing equipment and to integrate the operations of our systems and facilities. In the event of substantial improvements in computer technologies and telecommunications equipment, we may be required to acquire such new technologies and equipment at significant cost and/or phase out a portion of our existing equipment. We cannot assure you that our technologies and equipment will not be rendered obsolete or our services rendered less marketable. In addition, we cannot assure you that we will be able to continue to develop and maintain the technology and systems necessary for our business.

We are dependent on key personnel and may be affected by changes in senior management.

Our success depends in large part upon the abilities and continued service of our key management personnel. If we do not retain the services of all of our key personnel, it could have a material adverse effect on our business, including our financial condition and results of operations. In addition, in order to support any growth that we are able to effectuate, we will need to recruit and retain additional qualified management personnel. In light of our limited resources, we cannot assure you that we will be able to recruit and retain a sufficient number of qualified personnel, if necessary. Our inability to attract and retain such personnel could have a material adverse effect on our business, financial condition and results of operations.

We are dependent on our labor force and could be affected by potentially high turnover rates.

Many aspects of our business are labor intensive with the potential, based on the transient nature of much of our work force, for high personnel turnover. Our operations typically require specially trained persons, such as those employees who market services and products in languages other than English and those employees with expertise in the pharmaceutical detailing business. A higher turnover rate among our employees would increase our recruiting and training costs and decrease operating efficiencies and productivity. In addition, any growth in our business will require us to recruit and train qualified personnel at an accelerated rate from time to time. We cannot assure you that we will be able to continue to hire, train and retain a sufficient labor force of qualified persons to meet the needs of our business.

We could be affected by a business interruption.

Our business is highly dependent on our computer, software and telephone equipment. The temporary or permanent loss of such systems or equipment, through casualty or operating malfunction, or a significant increase in the cost of telephone services that is not recoverable through an increase in the price of our services, could have a material adverse effect on our business. Our property and business interruption insurance may not adequately compensate us for all losses that we may incur in any such event.

Our stock price has declined substantially at times in the previous year and may become more volatile.

The market price of our common stock has fluctuated in the past and is likely to fluctuate in the future as well. During 2003, our stock’s closing price fluctuated from a low of $0.71 to a high of $1.20. The volatility of the price is often driven by our trading volume that can total less than 5,000 shares of common stock per day. With this level of volume, small trades can have a significant impact on the price.

We face risk due to our stock trading on the Over-the-Counter Bulletin Board.

Because our stock trades on the OTCBB and not on an exchange or the NASDAQ National Market or NASDAQ SmallCap Market, we have less ability to access the public equity and debt markets, should it be necessary or advisable to do so, than if our stock traded on one of those other more recognizable trading venues.

USE OF PROCEEDS

We will not receive any other proceeds from the sale of common stock by the selling shareholders listed in the prospectus.

SELLING SHAREHOLDERS

The following table sets forth the name of each selling shareholder, the total number of shares of common stock beneficially owned by each selling shareholder as of the date of this prospectus, the total number of shares of common stock that each selling shareholder may offer and sell pursuant to this prospectus and the total number of shares of common stock that each selling shareholder will own upon completion of this offering. Because the selling shareholders may offer all or a portion of the shares at any time and from time to time after the date of this prospectus, we cannot determine at this time the exact number of shares that each selling shareholder may retain upon completion of the offering. To our knowledge, none of the selling shareholders has had any material relationship with us, our predecessors or affiliates, other than those relationships described in the footnotes.

Selling Shareholders	Number of Shares Beneficially Owned Before the Offering(1)	Number of Shares Being Offered		Number of Shares Beneficially Owned After the Offering (1)
				Number	%
R and R Opportunity Fund, LP	868,100	112,500	(2)	755,600	5.80
Compania Financiera Tassarina S.A.	725,796	150,000	(3)	575,796	4.42
Shawkat Raslan	1,227,849	692,173	(4)	535,676	4.11
Ridfell Investments, SA	1,994,500	1,500,000	(5)	494,500	3.79
Orhan Sadik-Khan	300,667	150,000	(6)	150,667	1.16
Carl Tiedemann	443,333	300,000	(7)	143,333	1.10
John Hamerski	111,540	40,907	(8)	70,633	*
Liam Donohue	83,366	15,000	(9)	68,366	*
Georges André	118,708	53,939	(10)	64,769	*
Frederick Thorne	185,000	150,000	(11)	35,000	*
Jared Jordan	38,259	4,326	(12)	33,933	*
Richard Lyew	18,879	5,646	(13)	13,233	*
CF Global Trading	75,000	75,000	(14)	0	*
John Selzer	22,500	22,500	(15)	0	*
Mark Friedman	15,000	15,000	(16)	0	*
Matt Yazdi	3,223	3,223	(17)	0	*
Anne Dieffenbacher	3,002	3,002	(18)	0	*

Totals	6,234,722	3,293,216		2,941,506

*	Indicates less than 1%
(1)	We have determined the number and percentage of shares beneficially owned in accordance with Rule 13d-3 of the Exchange Act and this information does not necessarily indicate beneficial ownership for any other purpose.
(2)	Consists of 75,000 shares (“Conversion Shares”) that may be acquired upon conversion of a 5% Convertible Promissory Note held by the selling shareholder, which was acquired in connection with a debt investment in our company and 37,500 shares (“Warrant Shares”) that may be acquired upon exercise of a warrant, which was acquired in connection with a debt investment in our company.
(3)	Consists of 100,000 Conversion Shares and 50,000 Warrant Shares.
(4)	Mr. Raslan is our Chief Executive Officer, President and Chairman of our Board of Directors. The shares offered by Mr. Raslan consist of 400,000 Conversion Shares, 200,000 Warrant Shares and 92,173 shares (“Bonus Shares”) issued on May 17th 2004 to pay the portion of a 2003 accrued bonus for which shares were granted February 24, 2004 in lieu of cash.

(5)	Consists of 1,000,000 Conversion Shares and 500,000 Warrant Shares.
(6)	Mr. Sadik-Khan has been a Director of our Company since July 2002. The shares offered by Mr. Sadik-Khan consist of 100,000 Conversion Shares and 50,000 Warrant Shares.
(7)	Mr. Tiedemann has been a Director of our Company since December 2002. The shares offered by Mr. Tiedemann consist of 200,000 Conversion Shares and 100,000 Warrant Shares.
(8)	Mr. Hamerski served as our Executive Vice President and Chief Financial Officer from July 2002 until July 2004. The shares offered by Mr. Hamerski consist of 15,000 Conversion Shares, 7,500 Warrant Shares and 18,407 Bonus Shares.
(9)	Mr. Donohue has been a Director of our Company since December 1996. The shares offered by Mr. Donohue consist of 10,000 Conversion Shares and 5,000 Warrant Shares.
(10)	Mr. André has served as the President and Chief Executive Officer of TelAc since April 2001. The shares offered by Mr. André consist of 25,000 Conversion Shares, 12,500 Warrant Shares and 16,439 Bonus Shares.
(11)	Mr. Thorne has been a Director of our Company since August 2003. The shares offered by Mr. Thorne consist of 100,000 Conversion Shares and 50,000 Warrant Shares.
(12)	Mr. Jordan has served as our Senior Vice President and Chief Information Officer since January 2004. The shares offered by Mr. Jordan consist of 4,326 Bonus Shares.
(13)	Mr. Lyew has served as our Executive Vice President and Chief Financial Officer since July 2004. Before that date, Mr. Lyew had served as our Senior Vice President and Corporate Controller since July 1999. The shares offered by Mr. Lyew consist of 5,646 Bonus Shares.
(14)	Consists of 50,000 Conversion Shares and 25,000 Warrant Shares.
(15)	Consists of 15,000 Conversion Shares and 7,500 Warrant Shares.
(16)	Consists of 10,000 Conversion Shares and 5,000 Warrant Shares.
(17)	Mr. Yazdi has served as our Vice President – IT Systems Development since May 2003. The Shares offered by Mr. Yazdi consist of 3,223 Bonus Shares.
(18)	Ms. Dieffenbacher has served as our Senior Vice President – CRM Services since April 2004. Before that date, she served as Vice President – Client Services since October 2000. The Shares offered by Ms. Dieffenbacher consist of 3,002 Bonus Shares.

PLAN OF DISTRIBUTION

We are registering 3,293,216 shares of our common stock, consisting of (1) 2,100,000 shares that may be issued upon the conversion of 5% Convertible Promissory Notes held by some of selling shareholders, (2) 1,050,000 shares that may be issued upon the exercise of warrants held by some of the selling shareholders and (3) 143,216 shares that were issued to some of the selling shareholders as an employee bonus on May 17, 2004, to permit the resale of those shares of common stock by the selling shareholders from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling shareholders of the shares of common stock.

Each of the selling shareholders may sell all or a portion of our common stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If a selling shareholder sells shares of common stock through underwriters, broker-dealers or agents, the selling shareholder will be responsible for any underwriting discounts or commissions or agent’s commissions. The common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at prices related to such prevailing market prices, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions, (i) on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale, (ii) in the over-the-counter market, (iii) in transactions other than on these exchanges or systems or in the over-the-counter market, (iv) through the writing of options, whether the options are listed on an options exchange or otherwise, or (v) through a combination of one or more of these methods of sale.

If a selling shareholder effects such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling shareholder or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). A selling shareholder may also elect to sell all or a portion of its common stock in open market transactions in reliance upon Rule 144 under the Securities Act, provided such selling shareholder meets the criteria and conforms to the requirements of Rule 144.

A selling shareholder may pledge or grant a security interest in some or all of the shares of common stock owned by such selling shareholder and, if the selling shareholder defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending, if necessary, the list of selling shareholders to include the pledgee, transferee or other successors-in-interest as a selling shareholder under this prospectus. A selling shareholder also may transfer and donate shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors-in-interest will be the selling shareholder for purposes of this prospectus.

A selling shareholder and any underwriter, broker-dealer or agent participating in the sale of the shares of common stock may be deemed to be an “underwriter” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed, to any such underwriter, broker-dealer or agent may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling shareholder and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers. Any person deemed to be an underwriter will be subject to the prospectus delivery requirements of the Securities Act.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states, the shares of common stock may not be sold unless the shares have been registered or qualified for sale in the state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling shareholder will sell any or all of the shares of common stock registered pursuant to the registration statement which includes this prospectus.

The selling shareholders and any person participating in a distribution of the common stock will be subject to applicable provisions of the Exchange Act, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling shareholders and any participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

We will pay all expenses of the registration of the shares of common stock including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that the selling shareholders will pay all applicable underwriting discounts and selling commissions, if any.

Once sold under the registration statement which includes this prospectus, the shares of common stock sold will be freely tradable in the hands of persons other than our affiliates.

LEGAL MATTERS

Certain legal matters relating to the offering will be passed upon for us and for the selling shareholders by Akerman Senterfitt.

EXPERTS

The consolidated financial statements and schedule as of December 31, 2003 incorporated by reference in this Prospectus have been audited by BDO Seidman, LLP, independent registered public accounting firm, to the extent and for the period set forth in their report incorporated herein by reference, and are incorporated herein by reference in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

The consolidated financial statements as of December 31, 2002 and for each of the two years in the period ended December 31, 2002 incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2003 have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to the Company’s ability to continue as a going concern as described in the eighth paragraph of Note 9 to the consolidated financial statements) of PricewaterhouseCoopers LLP, independent registered certified public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports and other information with the Securities and Exchange Commission. You may read and copy these reports and other information at the Public Reference Room maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms. In addition, you may read our Commission filings over the Internet at the Commission’s website at http://www.sec.gov.

We have filed with the Commission a Registration Statement on Form S-3 under the Securities Act to register with the Commission the securities described herein. This prospectus, which is a part of the registration statement, does not contain all of the information set forth in the registration statement. For further information about us and our securities, you should refer to the registration statement.

INCORPORATION OF DOCUMENTS BY REFERENCE

The Commission allows us to provide information about our business and other important information to you by “incorporating by reference” the information we file with the Commission, which means that we can disclose the information to you by referring in this prospectus to the documents we file with the Commission. Under the Commission’s regulations, any statement contained in a document incorporated by reference in this prospectus is automatically updated and superseded by any information contained in this prospectus, or in any subsequently filed document of the types described below.

We incorporate into this prospectus by reference the following documents filed by us with the Commission, each of which should be considered an important part of this prospectus:

(1) our Annual Report on Form 10-K for the year ended December 31, 2003;

(2) our Quarterly Report on Form 10-Q for the quarter ended March 31, 2004;

(3) our Quarterly Report on Form 10-Q for the quarter ended June 30, 2004;

(4) our Current Reports on Form 8-K dated February 4, 2004, June 23, 2004 and July 1, 2004; and

(5) the description of our common stock contained in our Registration Statement on Form 8-A, filed on December 11, 1997.

In addition, all documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents. Any statement in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

We will provide to you, upon request, a copy of each of our filings at no cost. Please make your request by writing or telephoning us at the following address or telephone number:

Access Worldwide Communications, Inc.

4950 Communication Avenue, Suite 300

Boca Raton, Florida 33431

(561) 226-5000

You should rely only on the information incorporated by reference or provided in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.*

SEC registration fee	$396.39
Legal fees and expenses	$20,000.00
Accounting fees and expenses	$18,000.00
Printing, engraving and mailing expenses	$1,000.00
Miscellaneous	$603.61

Total	$40,000.00

*	All amounts, except for the SEC registration fee, are estimates.

Item 15. Indemnification of Directors and Officers.

We are incorporated under the laws of the State of Delaware. Article Sixth of our amended and restated certificate of incorporation provides for the indemnification of our directors and officers to the fullest extent permitted under the Delaware General Corporation Law. Section 145 of the Delaware General Corporation Law provides that a Delaware corporation may indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer, director, employee or agent of such corporation, or is or was serving at the request of such person as an officer, director, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. A Delaware corporation may indemnify any persons who are, or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses which such officer or director has actually and reasonably incurred. Expenses incurred by any officer or director in connection with any such action, suit or proceeding shall be paid by us in advance of its final disposition.

Article Eleventh of our Certificate of Incorporation, as permitted by Section 102(b)(7) of the Delaware General Corporation Law, contains a provision which eliminates the personal liability of a director of the Company to the Company or to any of its stockholders for monetary damages for a breach of his fiduciary duty as a director, except for liability:

•	for any breach of a director’s duty of loyalty to the corporation or its stockholders;

•	for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	for unlawful payment of dividends or unlawful stock purchases under the Delaware General Corporation Law; or

•	for any transaction from which the director derives an improper personal benefit.

If the General Corporation Law of Delaware is amended to further eliminate or limit the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of Delaware, as so amended.

At present, there is no pending litigation or proceeding involving any of our directors or executive officers as to which indemnification is required or permitted, and we are not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

Item 16. Exhibits.

Exhibit No.	Description
4.1	Form of Warrant.

4.2	Form of 5% Convertible Promissory Note.

5.1	Opinion of Akerman Senterfitt.

23.1	Consent of BDO Seidman, LLP.

23.2	Consent of PricewaterhouseCoopers, LLP.

23.3	Consent of Akerman Senterfitt (included in Exhibit 5.1 hereto).

24.1	Power of Attorney (included on signature page of this Registration Statement).

Item 17. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boca Raton, State of Florida, on August 24, 2004.

ACCESS WORLDWIDE COMMUNICATIONS, INC.

By:	/s/ Shawkat Raslan
Shawkat Raslan
Chairman of the Board, President, and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Shawkat Raslan and Richard A. Lyew his true and lawful attorney-in-fact and agent, with full power of substitution and revocation, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to sign any Registration Statement (and any and all amendments thereto) related to this Registration Statement and filed pursuant to Rule 462(b) promulgated by the Securities and Exchange Commission, and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Shawkat Raslan Shawkat Raslan	Chairman, President and Chief Executive Officer (principal executive officer)	August 24, 2004

/s/ Richard A. Lyew Richard A. Lyew	Executive Vice President and Chief Financial Officer (principal financial and accounting officer)	August 24, 2004

/s/ Liam S. Donohue Liam S. Donohue	Director	August 24, 2004

/s/ Michael Dornemann Michael Dornemann	Director	August 24, 2004

/s/ Orhan Sadik-Khan Orhan Sadik-Khan	Director	August 24, 2004

/s/ Frederick Thorne Frederick Thorne	Director	August 24, 2004

/s/ Carl H. Tiedemann Carl H. Tiedemann	Director	August 24, 2004

/s/ Charles Henri Weil Charles Henri Weil	Director	August 24, 2004

EXHIBIT INDEX

EXHIBIT NO.	DESCRIPTION
4.1	Form of Warrant.

4.2	Form of 5% Convertible Promissory Note.

5.1	Opinion of Akerman Senterfitt.

23.1	Consent of BDO Seidman, LLP.

23.2	Consent of PricewaterhouseCoopers, LLP.

23.3	Consent of Akerman Senterfitt (included in Exhibit 5.1 hereto).

24.1	Power of Attorney (included on signature page of this Registration Statement)